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Exhibit 99

CONTACT:
George R. Mahoney, Jr.
Executive Vice President
(704) 814-3252
http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS SALES FOR APRIL 2004,
AND REVISES EARNINGS GUIDANCE

        MATTHEWS, NC, May 6, 2004—Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 5,237 stores in 43 states, reported sales for the four week period ended May 1, 2004, of approximately $398.3 million or 8.8% above sales of $366.1 million for the similar period in the prior fiscal year. Sales in existing stores for the four week period ended May 1, 2004, decreased approximately 0.4% below existing store sales for the similar period in the prior fiscal year, including an increase of approximately 1.0% in sales of hardlines and a decrease of approximately 4.8% in sales of softlines.

        Sales of basic consumable merchandise, such as household chemicals, paper products and food, continue to be satisfactory. However, sales of seasonal goods, such as hanging apparel and lawn and garden items, and other more discretionary merchandise, continue to be below the Company's plan. The Company's low and low-middle income customer base traditionally buys seasonal merchandise close to the time of need. The absence of an extended period of warmer weather in many areas of the country has adversely impacted the sale of seasonal goods. The difficult economy, including rising energy prices, for the Company's customer base also has limited spending on seasonal and other more discretionary merchandise.

        For the nine week period ended May 1, 2004, sales were approximately $898.7 million, or 10.6% above sales of $812.8 million for the similar period in the prior fiscal year. Sales in existing stores for the nine week period ended May 1, 2004, increased approximately 1.1% above existing store sales for the similar period in the prior fiscal year, including an increase of approximately 2.9% in sales of hardlines and a decrease of approximately 4.8% in sales of softlines.

        For the thirty-five week period ended May 1, 2004, sales were approximately $3,546.2 million or 11.6% above sales of $3,177.6 million for the similar period in the prior fiscal year. Sales in existing stores for comparable thirty-five week periods are estimated to have increased approximately 2.1%, including an increase of approximately 3.1% in sales of hardlines and a decrease of approximately 1.3% in sales of softlines.

        As previously announced the Company's plan is for sales in existing stores in the four week period ending May 29, 2004, to increase in the 3% to 5% range. The calendar for sales is more favorable in the May period than the April period when sales were affected by the Easter holiday being earlier in the month this year. The Company also expects that warmer weather in May will contribute to improved sales in seasonal goods.

        The Company also revised its earnings guidance for the third quarter ending May 29, 2004, and the fourth quarter ending August 28, 2004. Previously, the Company's plan had been for net income per diluted share of Common Stock in each quarter to increase approximately 14% to 16%. This guidance was based on the assumption that sales in existing stores in each quarter would increase in the 3% to 5% range. The Company now expects sales in existing stores in the third quarter ending May 29, 2004, to increase approximately 2%, assuming an increase of 3% to 5% in the May reporting period. With this level of existing store sales, and with the below plan sales in the quarter being primarily in higher gross profit margin seasonal departments, the Company's current plan is for net income per diluted share of Common Stock in the third quarter ending May 29, 2004, to increase approximately 5% to 10%.

Continued . . .

Release/May 6, 2004

        For the fourth quarter ending August 28, 2004, the Company's current plan also is for net income per diluted share of Common Stock to increase approximately 8% to 12%. This guidance is based on the assumption that sales in existing stores in the fourth quarter will increase in the 2% to 4% range.

        Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans and activities or events which the Company expects will or may occur in the future. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements. Such factors include, but are not limited to, competitive factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation or distribution delays or interruptions, dependence on imports, changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs and potential problems associated with the implementation of new systems and technology, including supply chain systems and electronic commerce, changes in energy prices and their impact on consumer spending and the Company's costs, legal proceedings and claims, changes in health care and other insurance costs, and the effects of legislation and regulations on wage levels and entitlement programs. Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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  Exhibit 99
FAMILY DOLLAR REPORTS SALES FOR APRIL 2004, AND REVISES EARNINGS GUIDANCE